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                                                                    EXHIBIT 16.1


November 29, 1999


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We have read the first two paragraphs of Item 4 included in the Form 8-K dated November 22, 1999 of Kinder Morgan, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

Arthur Andersen LLP

cc:      Mr. David G. Dehaemers, Jr.
         Vice President and Chief Financial Officer,
         Kinder Morgan, Inc.